Exhibit 99.1

News Release

December 23, 2008	CONTACTS:

Media:
Russ Stolle, tel: +1 281 719 6624

Investor Relations:
Kurt Ogden, tel: +1 801 584 5959

Huntsman Receives $250 Million from Apollo Affiliates for 10 Year Notes

Additional $250 million settlement payment also due by year end

THE WOODLANDS, TX – Huntsman Corporation (NYSE: HUN) today announced it has received $250 million from affiliates of Apollo Management, L.P. (“Apollo”) from the issuance of its 10 year convertible notes.  The notes were issued pursuant to Huntsman’s previously announced settlement agreement with Hexion Specialty Chemicals, Inc. (“Hexion”), Apollo and certain of its affiliates to settle Huntsman’s claims against Hexion, Apollo and its affiliates arising in connection with Huntsman’s terminated Merger Agreement with Hexion.

The notes, which bear interest at 7% per annum, will be convertible to shares of Huntsman common stock at the holder’s option at any time at a conversion price of $7.857 per share, subject to certain anti-dilution adjustments.

On December 19, Huntsman received a $325 million termination fee provided for in the Merger Agreement.  Together with the $250 million proceeds received today for the convertible notes and an additional $250 million settlement payment required to be paid to Huntsman by December 31, 2008, Huntsman expects to receive payments from Apollo and its affiliates that total $825 million by year end 2008.

The remaining $175 million of the $1 billion in payments required by the Settlement Agreement must be made to Huntsman on or before March 31, 2009.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging.  Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has 13,000 employees and operates from multiple locations worldwide.  The Company had 2007 revenues of approximately $10 billion.  For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

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